#

CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 1st day of October, 2002.

BETWEEN:

WESTERN COPPER HOLDINGS LIMITED, a body corporate, having its Head Office at Suite 1650, 1185 West Georgia Street, Vancouver, British Columbia, V6E 4E6

(hereinafter called the "Company")

AND:

DALE CORMAN, Businessman, of 11525 Caroline Lane, Nevada City, in the State of California, U.S.A. 95959

(hereinafter called the "Consultant")

WHEREAS:

A.

The Company is involved in the business of acquiring, exploring and developing natural resource properties;

B.

The Consultant has North American and international expertise and experience in the business carried on by the Company;

C.

The Company wishes to acquire the services of the Consultant and the Consultant is agreeable to serve the Company upon the terms of this Agreement;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.

The Company engages the Consultant as its Chief Executive Officer and, subject to section 2 hereof and to the control and direction of the Board of Directors of the Company, the Company hereby retains the Consultant to provide business, geological and mining consulting services to the Company, and the Consultant covenants and agrees to provide such consulting services to the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) and to serve the Company (and/or such subsidiary or subsidiaries of the Company) in such further and other consulting and management capacities, and to perform such duties and exercise such powers, as may from time to time be determined by the Board of Directors of the Company.

2.

The term of this Agreement (the "Term") shall be twenty four (24) months commencing October 1, 2002, unless extended or terminated earlier as hereinafter provided.

3.

The Consultant shall be paid an annual fee (the "Fee") of $150,000 at the rate of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, payable on the last business day of each calendar month against invoices for the services actually performed by the Consultant hereunder during the respective calendar month.  Upon the expiration of one year following the date of this Agreement and each year thereafter that this Agreement may be extended, the Board of Directors of the Company shall review the Fee with a view to increase, giving consideration to the financial position of the Company and the scope of its activities and activities of its subsidiary companies.

4.

The Consultant shall be responsible for the provision of his own office and other facilities to be used by it in providing his services hereunder, it being hereby acknowledged that the Company will not provide the same for use by the Consultant, and for the payment of his own taxes on income and other remittances as shall be required by any governmental entity with respect to the Fee and/or expenses paid by the Company to or on behalf of the Consultant, provided, however, that the Consultant acknowledges and agrees that the Company may withhold and remit certain amounts as may be required under the Income Tax Act (Canada) in respect of the Fee and such expenses.

5.

The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the board of directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.

The Consultant shall be reimbursed for all travelling and other out-of-pocket expenses actually and properly incurred by it in connection with his provision of services hereunder.  For all such expenses the Consultant shall furnish to the Company statements and vouchers as and when required by it.

7.

The Consultant shall not, either during the Term or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the Term or at any time thereafter) use for his own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

8.

The Consultant shall well and faithfully serve the Company or any subsidiary or subsidiaries as aforesaid during the Term and use his best efforts to promote the interests of the Company.

9.

If the Consultant shall become disabled or incapacitated to such an extent that he is unable to perform his regular duties, he shall be entitled to receive, during such disability or incapacitation, his full salary from the date thereof, payable monthly for two (2) months.  The employment provisions of this Agreement may be terminated without notice at the option of the Company should the Consultant be unable, because of disability or incapacitation, to perform his duties hereunder for a period or periods aggregating more than two (2) months during any consecutive twelve months.  Such termination shall not affect any payments which are due the Consultant under the first sentence of this paragraph or any other provisions of this Agreement.

10.

This Agreement may be terminated by the Company with two (2) months prior notice if at any time:

(a)

The Consultant shall commit any breach of any of the provisions herein contained; or

(b)

The Consultant shall be guilty of any misconduct or neglect in the discharge of his duties hereunder; or

(c)

The Consultant shall become bankrupt or make any arrangements or composition with his creditors; or

(d)

The Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect their position as a consultant to, or a director or officer of, the Company or any subsidiary or subsidiaries.

After notice, the Company may, at its option, discontinue all or any portion of the Consultant's duties, but shall continue to pay the Fee during the two (2) months notice period; thereafter the Company shall have no further obligation.

11.

(a)

In the event that any person or any person and such person's associates or affiliates, as such terms are defined in the Securities Act (British Columbia), begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Company, whether by way of a reverse take-over, formal bid, causing the election or appointment of a majority of new directors of the Company or otherwise in any manner whatsoever (herein a "change of control"), the Consultant agrees that he will not voluntarily terminate this Agreement and the Consultant will continue to render services to the Company commensurate with the services then being provided and in the best interests of the shareholders of the Company until such person has abandoned or terminated efforts to effect a change of control of the Company or until such a change of control of the Company has occurred.

(b)

For purposes of this Agreement, a change of control shall be evidenced by the election or appointment of a majority of new directors of the Company or the acquisition by any person or by any person and such person's affiliates or associates, as such terms are defined in the Securities Act (British Columbia), and whether directly or indirectly, of common shares of the Company which, when added to all other common shares of the Company at the time held by such person and such person's affiliates and associates, totals for the first time, twenty (20%) percent or more of the outstanding common shares of the Company.

(c)

Following any change of control of the Company, the Consultant shall have the right, within thirty (30) days from the effective date of such change of control, to terminate this Agreement (other than this Paragraph 11), whereupon the Company shall, within ten (10) days from such notice, pay to the Consultant an amount of money equal to fifty percent (50%) of the compensation which would have been paid to the Consultant during the unexpired term of this Agreement had the Consultant not elected to terminate this Agreement (other than this Paragraph 11).

12.

In the event this Agreement is terminated by reason of default on the part of the Consultant, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office which he then holds with the Company or any subsidiary or subsidiaries.

13.

The Company is aware that the Consultant has now and will continue to have financial interests in other companies and properties and the Company recognizes that these companies and properties will require a certain portion of the Consultant's time.  The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with, in any way, the time required for the Consultant to perform his duties under this Agreement.  In the event that the Consultant is compensated in any month for services provided to other companies, the amount of the compensation paid to the Consultant by the Company pursuant to paragraph 3 will be reduced by the amount received by the Consultant from parties other than the Company in that month.

14.

The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

15.

If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Agreement which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unforceable provision.  This Agreement contains the entire agreement between the parties hereto in respect of the subject matter hereof and hereby supersedes any other such oral or written agreements between the parties.

16.

Any notice in writing required or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered or telecopied to the Consultant or mailed by registered mail, postage prepaid, addressed to the Consultant at his address as shown on page 1 hereof.  Any such notice mailed in Canada as aforesaid shall be deemed to have been received by the Consultant on the third business day following the date of mailing.  Any notice in writing required or permitted to be given to the Company hereunder shall be sufficiently given if delivered or telecopied to the Company or mailed by registered mail, postage prepaid, addressed to the Company at its address as shown on page 1 hereof.  Any such notice mailed in the United States as aforesaid shall be deemed to have been received by the Company on the seventh business day following the date of mailing.  Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

17.

The provisions of this Agreement shall enure to the benefit of and be binding upon the Consultant, the Company and their respective successors and assigns.  For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Consultant or the Company as the case may be.

18.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the party's hereby irrevocably attorn to the jurisdiction of the courts of such Province for this purpose.

19.

This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

20.

This Agreement is subject to its acceptance for filing on behalf of the Company by The Toronto Stock Exchange, if such acceptance for filing is required.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

THE COMMON SEAL OF WESTERN

)

COPPER HOLDINGS LIMITED was

)

hereunto affixed in the presence of:

)

)

                      “signed”

)

C/S

Authorized Signatory

)

)

                      “signed”

)

Authorized Signatory

)

SIGNED, SEALED and DELIVERED by

)

DALE CORMAN in the presence of:

)

)

____________________________________

)

Signature

)

)

____________________________________

)

“Dale Corman”

Address

)

DALE CORMAN

)

____________________________________

)

Occupation

)